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                                (612) 343-5641


                                                               October 6, 1997


Casino Resource Corporation
707 Bienville Boulevard
Ocean Springs, MS 39564

      Re: Registration Statement on Form S-3

Ladies and Gentlemen:

      We have acted on behalf of Casino Resource Corporation (the "COMPANY") in connection with a Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") filed by the Company with the Securities and Exchange Commission relating to the registration of shares of the Company's $.01 par value Common Stock (the "COMMON STOCK") with respect to Selling Shareholders in an aggregate amount of 1,075,500 shares of the Common Stock. Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

      1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

      2. The 1,075,500 shares of Common Stock registered in the Registration Statement, when sold as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       DOHERTY, RUMBLE & BUTLER,
                                       PROFESSIONAL ASSOCIATION

                                       By /s/ Girard Miller
                                          -----------------------
                                              Girard P. Miller